                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                          CAMBRIDGE BIOTECH CORPORATION


                                       AND


                         CALYPTE BIOMEDICAL CORPORATION






                          DATED AS OF NOVEMBER 18, 1998




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                                          TABLE OF CONTENTS

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
SECTION 1.  CERTAIN DEFINITIONS   ...........................................................2
        1.1. Terms Defined in this Section.  ................................................2
        1.2. Terms Defined Elsewhere in This Agreement.  ....................................5
        1.3. Terms Generally.  ..............................................................6

SECTION 2. ACQUISITION OF ACQUIRED ASSETS AND CONSIDERATION   ...............................7
        2.1. Acquisition of Acquired Assets.  ...............................................7
        2.2. Consideration.  ................................................................7
        2.3. Assumption of Assumed Liabilities.  ............................................7
        2.4. Consents.  .....................................................................7

SECTION 3. LICENSES AND OTHER AGREEMENTS;
               TECHNICAL ASSISTANCE   .......................................................8
        3.1. Sublicense of Patent Rights.  ..................................................8
        3.2. Trademark Name and License.  ...................................................9
        3.3. Representations and Warranties.  ...............................................9
        3.4. Royalty.  .....................................................................10
        3.5. Special Indemnity.  ...........................................................10
        3.6. Proprietary Information.  .....................................................11
        3.7. Assistance.  ..................................................................12

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER   ..................................12
        4.1. Organization, Standing, and Authority.  .......................................12
        4.2. Authorization and Binding Obligation.  ........................................12
        4.3. Absence of Conflicting Agreements; Consents.  .................................13
        4.4. Licenses.  ....................................................................13
        4.5. Leasehold Property.  ..........................................................14
        4.6. Tangible Personal Property.  ..................................................14
        4.7. Contracts.  ...................................................................14
        4.8. Financial Statements.  ........................................................15
        4.9. Personnel.  ...................................................................15
        4.10. Claims and Legal Actions.  ...................................................16
        4.11. Compliance with Laws.  .......................................................17
        4.12. Environmental Matters.  ......................................................17
        4.13. Transactions with Affiliates.  ...............................................17
        4.14. Proprietary Information.  ....................................................18
        4.15. Conduct of Business.  ........................................................18
        4.16. Investment Representations.  .................................................18



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                                          TABLE OF CONTENTS
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        4.17. DISCLAIMERS OF OTHER REPRESENTATIONS
              AND WARRANTIES.  .............................................................19

SECTION 5. REPRESENTATIONS AND WARRANTIES
                OF THE PURCHASER   .........................................................20
        5.1. Organization, Standing, and Authority.  .......................................20
        5.2. Authorization and Binding Obligation.  ........................................20
        5.3. Capital Structure.  ...........................................................20
        5.4. Absence of Conflicting Agreements.  ...........................................21
        5.5. SEC Documents.  ...............................................................21
        5.6. Claims and Legal Actions.  ....................................................22
        5.7. Transactions with Affiliates.  ................................................22
        5.8. Conduct of Business.  .........................................................22

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS.  ..............................................22
        6.1. Confidentiality.  .............................................................22
        6.2. Registration Rights.  .........................................................23
        6.3. Cooperation.  .................................................................26
        6.4. Access to Books and Records.  .................................................26
        6.5. Bulk Sales Law.  ..............................................................27
        6.6. Restrictions on Competitive Activities.  ......................................27
        6.7. No Inconsistent Action.  ......................................................27
        6.8. Supply of Products by the Seller for the Purchaser.  ..........................27
        6.9. Manufacturing by Purchaser for the Seller.  ...................................28
        6.10. Certain Transitional Arrangements.  ..........................................28

SECTION 7. CONDITIONS TO OBLIGATIONS OF PARTIES
                AT CLOSING.  ...............................................................29
        7.1. Conditions to Obligations of the Purchaser.  ..................................29
        7.2. Conditions to Obligations of the Seller.  .....................................30

SECTION 8. CLOSING AND CLOSING DELIVERIES.  ................................................31
        8.1. Closing Date and Place.  ......................................................31
        8.2. Deliveries by the Seller.  ....................................................31
        8.3. Deliveries by the Purchaser.  .................................................32

SECTION 9.  TERMINATION.  ..................................................................33
        9.1. Termination by the Seller.  ...................................................33
        9.2. Termination by the Purchaser.  ................................................33
        9.3. Rights on Termination.  .......................................................34


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        9.4. Specific Performance.  ........................................................34
        9.5. Attorneys' Fees.  .............................................................34

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.  34
        10.1. Representations and Warranties.  .............................................34
        10.2. Indemnification by the Seller.  ..............................................34
        10.3. Indemnification by the Purchaser.  ...........................................35
        10.4. Procedure for Indemnification.  ..............................................35
        10.5. Certain Limitations.  ........................................................37
        10.6. Remedies.  ...................................................................38

SECTION 11. TAXES AND EMPLOYMENT MATTERS   .................................................38
        11.1. Transfer Taxes.  .............................................................38
        11.2. Proration of Property Taxes; Lease Payments.  ................................39
        11.3. Employees.  ..................................................................39
        11.4. Survival of Obligations.  ....................................................40
        11.5. Conflict.  ...................................................................40

SECTION 12. MISCELLANEOUS   ................................................................40
        12.1. Fees and Expenses.  ..........................................................40
        12.2. Notices.  ....................................................................41
        12.3. Benefit and Binding Effect.  .................................................41
        12.4. Further Assurances.  .........................................................42
        12.5. GOVERNING LAW.  ..............................................................42
        12.6. Headings.  ...................................................................42
        12.7. Entire Agreement.  ...........................................................42
        12.8. Waiver of Compliance; Consents.  .............................................42
        12.9. Counterparts.  ...............................................................43


SCHEDULES
        Acquired Assets                           Schedule 1.1(a)
        Permitted Liens                           Schedule 1.1(b)
        Transferred Regulatory Approvals          Schedule 1.1(c)
        NIH Patents                               Schedule 3.1(b)
        Consents                                  Schedule 4.3
        Licenses                                  Schedule 4.4
        Leasehold Property                        Schedule 4.5


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                                       iii


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                                          TABLE OF CONTENTS
                                             (CONTINUED)
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
        Tangible Personal Property                Schedule 4.6
        Assumed Contracts                         Schedule 4.7
        Employment Matters                        Schedule 4.9
        Claims and Legal Actions                  Schedule 4.10
        Environmental                             Schedule 4.12
        Affiliate Transactions                    Schedule 4.12
        Conduct of Business                       Schedule 4.15
        Capital Structure                         Schedule 5.3
        Consents                                  Schedule 5.4
        Terminated Employees                      Schedule 11.3(a)
        Continuing Employees                      Schedule 11.3(b)

EXHIBITS

        Forms of Subleases                        Exhibits A-1 and A-2
        Form of Warrant                           Exhibit B

                  ASSET PURCHASE AGREEMENT, dated as of November 18, 1998, by and between CAMBRIDGE BIOTECH CORPORATION, a Delaware corporation (the "Seller"), and CALYPTE BIOMEDICAL CORPORATION, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Purchaser has obtained a product license and an establishment license from the United States Food & Drug Administration (the "FDA") to manufacture and sell, in interstate and foreign commerce, the Purchaser's urine-based HIV-1 screening test for use in professional laboratory settings, and intends to apply to the FDA for approval of a home urine collection device to allow home collection and remote laboratory testing for HIV-1 infection;

                  WHEREAS, pursuant to the Master Agreement dated as of April 12, 1996 by and between the Seller and the Purchaser, as amended to the date hereof (the "Master Agreement"), the parties hereto entered into certain arrangements, subject to the terms and conditions set forth in the Master Agreement, to facilitate the development of a Urine Confirmation System (as defined in the Master Agreement), which would be available as a confirmatory test to satisfy testing protocols required by regulatory authorities in the United States and in other countries in connection with testing for HIV-1 infection utilizing the Purchaser's Screening Test (as defined in the Master Agreement), and agreed, subject to the terms and conditions set forth in the Master Agreement, subsequently to enter into arrangements covering the supply and distribution of the Urine Confirmatory System as manufactured by the Seller;

                  WHEREAS, the Urine Confirmatory System, in the configuration approved by regulatory authorities in the United States, utilizes the Urine Western Blot Product (as hereinafter defined), which is based upon the Seller's Serum Western Blot Product (as hereinafter defined);

                  WHEREAS, the Serum Western Blot Product is produced by the Seller in Rockville, Maryland, and the Seller wishes to transfer the operation of the Rockville Facility (as hereinafter defined) to the Purchaser; and

                  WHEREAS, the Seller has advised the Purchaser that, except for the arrangements contemplated hereby, it does not intend to continue the supply of products under the Master Agreement;

                  WHEREAS, the Purchaser wishes to acquire the Acquired Assets (as hereinafter defined) and enter into the other agreements provided for herein in connection with the assumption by it of responsibility for production of the Western Blot Products

(as hereinafter defined), including the Serum Western Blot Product and the Urine Western Blot Product on the terms set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

         1.1. Terms Defined in this Section.

         The following terms, as used in this Agreement, have the meanings set forth in this Section:

                  "Acquired Assets" means all of the Seller's right, title and interest in and to the Tangible Personal Property, the Assumed Contracts, the Licenses, the Transferred Regulatory Approvals, the Proprietary Information and other assets listed or described as the Acquired Assets on Schedule 1.1(a) hereto.

                  "Affiliate", with respect to any Person, means any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" means direct or indirect ownership of at least a majority of the voting interest or income interest in a corporation or entity, and the terms "controlled by" and "under common control with" have meanings corresponding to the meaning of "control".

                  "Agreement" means this Asset Purchase Agreement, as it may be amended from time to time.

                  "Assumed Liabilities" means (a) all liabilities under the Assumed Contracts arising after the Closing Date, including any purchase commitments relating to goods or services ordered prior to the Closing Date in the ordinary course of business but received after the Closing Date and of which the Purchaser will receive the use, benefit, or revenue upon sale; and (b) the obligations to the Continuing Employees to the extent set forth in Section 11 below, whether or not such debts, liabilities, obligations, responsibilities or commitments arose or accrued before, on or after the Closing Date; provided, however, that the Assumed Liabilities shall not include (i) any liability of the Seller for foreign, Federal, state or local taxes with respect to the Acquired Assets for periods ending on or prior to the Closing Date, except for the transfer taxes, if any, described in Section 11.1; and (ii) any liability or obligation retained by the Seller pursuant to Section 11.3 in respect of any of the Seller's employee benefit, severance or welfare plans relating to the Continuing Employees and other employees of the Seller.

                  "Business Day" means any day (other than a day which is a Saturday or Sunday) on which banks are permitted to be open for business in the City of New York.

                  "Closing" means the consummation of the acquisition of the Acquired Assets pursuant to this Agreement, in accordance with the provisions of
Section 8.

                  "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Consents" means the consents, permits, or approvals of governmental authorities and other third parties, including consents as may be required in connection with the Transferred Regulatory Approvals, that are necessary to transfer the Acquired Assets to the Purchaser or the Common Stock and Warrants to the Seller, or otherwise to consummate the transactions contemplated by this Agreement in compliance with any provision of law or the terms of any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which any party to this Agreement is a party or by which any party to this Agreement or its properties may be bound legally, regardless whether the obtaining of such consent, permit, or approval is a condition to the obligations of any party at the Closing under this Agreement.

                  "Continuing Employees" means the employees of the Seller listed on Schedule 11.3(b) hereto and who accept employment with the Purchaser.

                  "Contracts" means all contracts, leases, non-governmental licenses, and other agreements, commitments, or arrangements (including leases for personal or real property and employment agreements), written or oral.

                  "Effective Time" means 12:01 a.m., Eastern time, on the Closing Date.

                  "Environmental Laws" means all currently effective federal, state, local, and foreign statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common law concerning public health, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Leases" means (i) the Lease dated October 22, 1996, between Alexandria Real Estate Equities, Inc., as successor to Aquila Biopharmaceuticals Corporation, as Landlord, and bioMerieux, Inc. ("bioMerieux"), as Tenant, as such Lease is assigned to the Seller pursuant to the Assignment of Lease and Assumption Agreement dated as of October 22, 1996, and (ii) the Sublease Agreement dated April 6, 1995, between DynCorp and the Seller.

                  "Licenses" means all licenses, permits, construction permits, registrations, and other authorizations issued by any Federal, state, or local governmental authorities to the Seller, used or held by the Seller for use in connection with the conduct of the business or operations of the Rockville Facility, and all applications therefor, and shall include the Transferred Regulatory Approvals.

                  "Material Adverse Effect" means (a) with respect to the Seller, a material adverse effect on the Acquired Assets or the business, results of operations, properties, operations, financial condition, assets, or liabilities of the Western Blot Operations, taken as a whole, and (b) with respect to the Purchaser, a material adverse effect on the business, results of operations, properties, operations, financial condition, assets or liabilities of the Purchaser and its subsidiaries, taken as a whole.

                  "Permitted Liens" means, with respect to any Acquired Asset,
(a) liens for current taxes not yet due and payable (b) statutory liens that were created in the ordinary course of business, and (c) easements and restrictions that are disclosed on Schedule 1.1(b), to the extent, in the case of clauses (a) and (b), that such liens relate to obligations that will be discharged by the Seller.

                  "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

                  "Related Agreements" means the Subleases and the Warrants.

                  "Rockville Facility" means the premises leased by the Seller pursuant to the Leases.

                  "Subleases" means the Subleases to be entered into between the Seller, as sublessor, and the Purchaser, as sublessee, substantially in the form attached hereto as Exhibits A-1 and A-2.

                  "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, fixtures, leasehold improvements, office equipment, materials and supplies, plant, inventory, video libraries and archives, spare parts, and other tangible personal property of every kind and description and listed on Schedule 1.1(a).

                  "Transferred Regulatory Approvals" means the pending and approved marketing authorizations relating to the Western Blot Products and other applications for governmental regulatory approvals and approvals relating to the Western Blot Products and all Federal, state and local device establishment registrations and device listings, as listed on Schedule 1.1(c), part A, all foreign equivalents of the foregoing, including , but not limited to, those listed on Schedule 1.1(c), part B, and all documentary support for all the foregoing authorizations, approvals, registrations and applications.

                  "Western Blot Operations" means operations of the Seller as now conducted at the Rockville Facility for the production of the Western Blot Products that are currently under production.

                  "Western Blot Products" means the Serum Western Blot test of the Seller for the detection of HIV-1, Product #98002 (the "Serum Western Blot Product"), the Urine Western Blot test of the Seller for the detection of HIV-1, Product No. 98076 (the "Urine Western Blot Product"), the HTLV-I/II Western Blot of the Seller, Product No. 98051; the HIV-1 AP Western Blot of Seller, Product No. 98048; the Lyme IgG Western Blot of Seller, Product No. 98074; and Lyme IgM Western Blot of Seller, Product No. 98075. The Purchaser acknowledges that there are no current operations included in the Western Blot Operations for producing the Western Blot Product for Lyme IgG Western Blot and Lyme IgM Western Blot.

         1.2. Terms Defined Elsewhere in This Agreement.

         For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                  Section
----                                  -------
Assumed Contracts                     Section 4.7
Assumed Profit                        Section 3.4
bioMerieux                            Section 1.1, definition of "Leases"
Cash Consideration                    Section 2.2
Common Stock                          Section 2.2
Common Stock Consideration            Section 2.2
Consideration                         Section 2.2
Employees                             Section 4.9
Exchange Act                          Section 5.5

Term                                   Section
----                                   -------
FDA                                    Recitals
Indemnifying Party                     Section 10.4(a)
Losses                                 Section 10.2
Master Agreement                       Recitals
Proprietary Information                Section 3.6
Reorganization Date                    Section 3.3(a)
Securities Act                         Section 4.14
Serum Western Blot Product             Section 1.1, definition of "Western
                                       Blot Products"
Seller Financial Statements            Section 4.8
Transfer Tax(es)                       Section 11.1
Urine Western Blot Product             Section 1.1, definition of "Western
                                       Blot Products"
Warrant Consideration                  Section 2.2
Warrants                               Section 2.2


         1.3. Terms Generally.

         The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include", "includes", and "including" are not limiting. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. As used in this Agreement, "knowledge" of the Seller or the Purchaser is limited to the actual knowledge of the officers of the Seller or the Purchaser respectively.

SECTION 2. ACQUISITION OF ACQUIRED ASSETS AND CONSIDERATION

         2.1. Acquisition of Acquired Assets.

         Subject to the terms and conditions set forth in this Agreement, the Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, by bills of sale, assignments and other instruments of transfer in form consistent with this Agreement, effective on the Closing Date, and the Purchaser shall on the Closing Date acquire, the Acquired Assets, free and clear of any claims, liabilities, liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens.

         2.2. Consideration.

         In consideration of the sale, transfer, conveyance, assignment, and delivery to the Purchaser of the Acquired Assets pursuant to this Agreement, the Purchaser shall deliver to the Seller at the Closing (i) $500,000 in the form of cash by wire transfer in immediately available funds (the "Cash Consideration"),
(ii) 400,000 shares of Common Stock, $.001 par value (the "Common Stock"), of the Purchaser (the "Common Stock Consideration"), and (iii) warrants to acquire 600,000 shares of Common Stock for a period of three years from the Closing Date, substantially in the form set forth in Exhibit B hereto (the "Warrant Consideration" and, together with the Cash Consideration and the Common Stock Consideration, the "Consideration"), consisting of 200,000 warrants with an exercise price of $8.00, 200,000 warrants with an exercise price of $10.00, and 200,000 warrants with an exercise price of $12.00 (each of the foregoing warrants, a "Warrant").

         2.3. Assumption of Assumed Liabilities.

         In addition to the payment and delivery of the Consideration, on and as of the Closing Date the Purchaser shall assume, and shall release the Seller from, the Assumed Liabilities. The Purchaser shall not be responsible for any liabilities of the Seller or the Western Blot Operations other than the Assumed Liabilities.

         2.4. Consents.

         Each party will use its reasonable efforts prior to and, if necessary with respect to the Acquired Assets, after the Closing, to obtain such consents, waivers and authorizations or approvals, if any, as may be required for the assignment or transfer by the Seller of the Acquired Assets, or the transfer of the Common Stock Consideration and the Warrant Consideration, as applicable including those listed on Schedule 4.3; provided, however, that the Seller will not be required to institute any litigation, or to pay or agree to pay any amount or provide other consideration, in order to obtain any such consent or approval. In the event that it shall be alleged or established that the assignment or other transfer of any rights to the Purchaser as contemplated herein requires the consent of any other party or parties to any other agreement or any other third party, including any governmental or regulatory authority, and such consent shall not have been obtained by the Seller prior to the Closing Date (a "Nontransferable Right"), then, notwithstanding anything in this Agreement to the contrary (but without relieving the Seller of any obligation it may have had pursuant to the preceding sentence to use reasonable efforts), no assignment or other transfer of such Nontransferable Right shall be made unless and until such consent is obtained, and the Seller shall have no liability to the Purchaser for failing to assign, transfer or make available to the Purchaser such Nontransferable Right or for any Losses in respect of any actual or alleged breach of such agreement by reason of the attempted assignment or transfer thereof to the Purchaser pursuant hereto except as provided in Section 10.6(b), and there shall be no adjustment in the Consideration as a result thereof.

SECTION 3. LICENSES AND OTHER AGREEMENTS; TECHNICAL ASSISTANCE

         3.1. Sublicense of Patent Rights.

                  (a) Harvard Sublicense. The parties acknowledge that the Sublicense Agreement dated as of March 31, 1992, between the Seller and the Purchaser, shall remain in full force and effect.

                  (b) NIH Sublicense. The Purchaser hereby acknowledges that it understands that the Western Blot Operations utilize patents described in
Schedule 3.1(b) licensed to the Seller under the License Agreement effective June 19, 1984, between the Seller, as successor to DuPont Biotech Research Laboratories, and Public Health Service, Department of Human Services (the "PHS"), represented by the National Institutes of Health (the "NIH") and as successor to the National Technical Information Service (the "NTIS"), and the License Agreement effective February 1, 1989, between the Seller, as successor to Cambridge Bioscience Corporation, and PHS, as successor to the NTIS, as such licenses were amended and restated pursuant to the License Amendment dated July 20, 1996, by and between PHS and the Seller (as so amended and restated, the "NIH License"). It is understood that the Seller is making no warranty as to the adequacy of such direct license from NIH for qualifying the Purchaser to obtain any such right from Pasteur Sanofi Diagnostics.

         3.2. Trademark Name and License.

                  (a) The Seller hereby grants to the Purchaser and its Affiliates the right to use the trademark "Cambridge Biotech" (the "Trademark") on the Serum Western Blot

Product and in connection with the marketing, sale and distribution thereof, which right shall be exclusive with respect to the Serum Western Blot Product for a period of five years, and shall remain exclusive thereafter so long as the Seller does not exercise the option referred to in paragraph (b) below. This grant does not authorize the Purchaser to use the Trademark or any part or simulation thereof in its corporate, business or firm name or title, nor to use nor permit the use of the Trademark for any other purpose except as expressly agreed to in this Agreement. The Purchaser agrees not to use, advertise or promote the Trademark in association with any other name or mark, except for the tradename "Calypte" or any other tradename approved by the Seller in writing. The Purchaser furthermore agrees that it shall not engage in any improper, deceptive and/or unreasonable practice which would reduce the value of, or adversely affect the reputation of, the Seller, and the Purchaser shall ensure that all the Western Blot Products are identified as Products under license by the Seller. The Purchaser will use best efforts to insure the quality of the products in connection with which the Trademark is utilized, and shall use the Trademark correctly spelled and not as a verb, in the plural or in the possessive form.

                  (b) From and after the fifth anniversary of the Closing Date hereunder, the license granted pursuant to paragraph (a) shall become nonexclusive upon the payment by Seller of an amount equal to the fair market value as mutually agreed of the rights to be reacquired by the Seller.

         3.3. Representations and Warranties.

                  (a) The Seller hereby represents and warrants that, except as set forth on Schedule 3.3(a), (i) there is no pending or, to the knowledge of Seller, threatened action, nor is Seller aware of a basis for any such action, contesting the validity, ownership or right to use, sell, license or dispose of any of the Western Blot Products or operation of Western Blot Operations; (ii) the Seller has not since the consummation of the Plan of Reorganization of the Seller on October 22, 1996 (the "Reorganization Date") received any notice asserting that any of the Western Blot Products or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any third party and has no knowledge of the receipt of any such notice prior to the Reorganization Date, and (iii) the making, using and selling of any Western Blot Product or operation of Western Blot Operations by Purchaser will not violate any license or agreement of the Seller with any third party, or to the knowledge of the Seller, constitute a misappropriation of trade secrets of any third party.

                  (b) The Purchaser hereby represents and warrants, and acknowledges to the Seller, that it recognizes the limitation as to the Seller's representations and warranties stated in the second sentence of Section 4.4(b) and in Section 4.17 hereof, and acknowledges that it is receiving no rights from the Seller in respect of the use of, or inventions relating to, the "p18" protein, as covered by U.S. patent No. 5,217,861, or any patent of which such patent is an improvement, or any divisions, continuations, continuations-in-part or reissues in respect thereof, or foreign patents or patent applications covering the same subject matter, or any right to manufacture, use or sell products or use any processes to the extent any such right would infringe the rights of third parties with respect to the foregoing patent.

         3.4. Royalty.

                  (a) In consideration of the licenses granted pursuant to
Section 3.2 above, the Purchaser shall pay to the Seller a royalty in the amount of $.25 for every unit of Western Blot Product distributed. Such royalty shall be payable for a ten year period from and after the first fiscal quarter of the Purchaser in which the Purchaser shows an excess of net sales (invoiced revenue less any customary credits, including, but not limited to, credits for damaged goods and billing errors) over the cost of goods sold and selling, general and administrative expenses (limited to expenses incurred to support the Rockville Facility and specifically exclude any cost allocations from related entities or operations).

                  (b) Royalties payable pursuant to this Section 3.4 shall be paid quarterly within thirty days after the end of each fiscal quarter. The Purchaser shall prepare for each relevant fiscal quarter a statement, certified by an officer to be true and correct to the best of the Purchaser's knowledge, setting forth the calculation of the royalties payable, and, prior to the existence of an Assumed Profit, the Purchaser shall prepare such a certified statement setting forth appropriate calculations demonstrating the lack of such Assumed Profit. All amounts shall be payable to the Seller in U.S. dollars, and the dollar amount of foreign sales shall be calculated on a country-by-country basis for such purpose in a manner consistent with manner in which such calculations were made for inclusion on the Purchaser's audited Consolidated Statements of Operations for the fiscal year ended December 31, 1997 (or, if no such calculations were made, based on the exchange rate at the end of the fiscal quarter as published in The Wall Street Journal).

         3.5. Special Indemnity.

         The Purchaser hereby indemnifies the Seller in full for any liability (including attorneys' fees) that the Seller may incur in connection with the Purchaser's exploitation of the rights granted under this Section, and in connection with the activities of the Seller on behalf of the Purchaser as provided below in Section 6.8(b). At such time as the Urine Confirmation System is distributed, the Purchaser shall procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $1,000,000 annual aggregate and naming the Seller as additional insured. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii ) broad form contractual liability coverage for indemnification under this Section. The minimum amounts of insurance coverage shall not be construed to create a limit of the Purchaser's liability with respect to the indemnification provided in this Section. The Purchaser shall provide the Seller with written notice at least 90 days prior to the cancellation, non-renewal or material change in such insurance. If the Purchaser does not obtain replacement insurance providing comparable coverage within 90 days of such termination, the Seller may terminate the foregoing licenses. The Purchaser shall maintain such comprehensive general liability insurance during the period that any Western Blot Products is being distributed or sold, and for a period of seven years thereafter.

         3.6. Proprietary Information.

                  (a) The Purchaser hereby grants to the Seller and its Affiliates, a perpetual, worldwide, nonexclusive license, with the right to sublicense only in connection with a broader licensing transaction wherein such technology may constitute a portion of that needed in connection with a licensed product or line of products other than Western Blot Products, in all the unpatented proprietary rights of the Seller recognized as such under applicable trade secret or other law, which the Seller possesses on the date hereof and which are used on the date hereof in the manufacture, use or sale of the Western Blot Products ("Proprietary Information"), to make, have made, use and sell any products other than the Western Blot Products. Such license shall extend, on the same basis, to any Proprietary Information which is subsequently patented by the Purchaser.

                  (b) Confidentiality of Proprietary Information. The Seller shall maintain the Proprietary Information in confidence, and shall not disclose, divulge or otherwise communicate such Proprietary Information to others, or use it for any purpose, except as provided in paragraph (a) above. The Seller shall exercise its best efforts precautions to prevent and restrain the unauthorized disclosure of such Proprietary Information by any of its directors, officers, employees, consultants, subcontractors, agents and Affiliates. The provisions of this Section shall not apply to any Proprietary Information disclosed hereunder which:

                           (i) after the Closing Date is lawfully disclosed
without restriction on disclosure to the Purchaser or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Proprietary Information; or

                           (ii) after the Closing Date becomes published or
generally known to the public through no fault or omission on the part of the Seller or its Affiliates; or

                           (iii) is required to be disclosed by the Seller to
comply with applicable laws or to comply with governmental regulations or the order of a court of law, provided that the Seller provides prior written notice of such disclosure to the Purchaser and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, which shall include, without limitation, seeking appropriate protective orders, providing such information under seal or in camera or similar protective devices.

         3.7. Assistance.

         The Seller shall, for a period of six months from and after the Closing, provide reasonable assistance, as listed on Schedule 3.7, to the Purchaser with respect to the transfer of operations at the Rockville Facility from the Seller to the Purchaser. The Purchaser shall be responsible for the reasonable out-of-pocket expenses incurred by the Seller in providing assistance under this Section 3.7, as well as for the additional fees set forth on Schedule 3.7.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as otherwise disclosed in or pursuant to this Agreement, the Seller represents and warrants to the Purchaser that:

         4.1. Organization, Standing, and Authority.

         The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is qualified to conduct business in the State of Maryland, and has all requisite corporate power and authority to own, lease, and use the Acquired Assets and the Rockville Facility,
(b) to conduct the business and operations of the Western Blot Operations as now conducted by it, and (c) to execute and deliver this Agreement and the Subleases and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Seller hereunder and thereunder.

         4.2. Authorization and Binding Obligation.

         The execution, delivery, and performance of this Agreement and the Subleases by the Seller and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller. Each of this Agreement and the Subleases has been duly executed and delivered by the Seller and each such agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms.

         4.3. Absence of Conflicting Agreements; Consents.

         To the knowledge of the Seller, subject to obtaining the Consents listed on Schedule 4.3, the execution, delivery and performance by the Seller of this Agreement and the Subleases and the documents contemplated hereby, (a) do not require the consent of any third party (including any governmental or regulatory authority); (b) will not conflict with any provision of the Certificate of Incorporation or By-Laws of the Seller; (c) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to the Seller; (d) will not violate, conflict with, or result in a material breach of any terms of, constitute grounds for termination of, constitute a default under, or result in the acceleration of any performance required by the terms of, any material mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which either the Seller is a party or which is binding upon any of the Acquired Assets; and (e) does not create any claim, liability, mortgage, lien, pledge, condition, charge, encumbrance, or other security interest upon any of the Acquired Assets.

         4.4. Licenses.

                  (a) Schedule 4.4 is a true and complete list as of the date of this Agreement of all material Licenses. Each such License has been validly issued, and the Seller is the authorized legal holder thereof. Such Licenses are in full force and effect, and the conduct of the business and operations of the Western Blot Operations has been and is now in accordance therewith in all material respects. As of the date of this Agreement, there is no proceeding pending or, to the Seller's knowledge, threatened, seeking the revocation or limitation of any Licenses. The Seller is the holder of all Licenses necessary or appropriate to enable it to continue to conduct the business of the Western Blot Operations as now conducted. Except as is indicated on Schedule 4.4, the Seller has no knowledge of any restrictions on its ability to transfer such Licenses to the Purchaser, but Seller has made no inquiry in respect thereof.

                  (b) Except as set forth on Schedule 3.3(a), the Acquired Assets are the only tangible, and, to the Seller's knowledge, all the intangible, assets necessary in the manufacture, sale and use of the Western Blot Products (except the HTLV-I/II Western Blot, the Lyme IgG Western Blot and the Lyme IgM Western Blot, with respect to which Seller no such representation is made) and operation of the Western Blot Operations. Except as provided in the preceding sentence, the Seller expressly disclaims any representation or warranty as to the sufficiency of the Acquired Assets for the conduct of the Western Blot Operations.

         4.5. Leasehold Property.

         Except as set forth on Schedule 4.5, the Seller has enforceable rights to nondisturbance and quiet enjoyment to the Rockville Facility, and no third party holds any interest in the leased premises with the right to foreclose upon the Seller's leasehold or subleasehold interest. No other person, except as indicated on Schedule 4.5, has any rights as lessee of such property, and the Seller has not subleased or licensed any others to occupy or use any portion of the Rockville Facility. The Leases are in full force and effect. Except as set forth on Schedule 4.5, neither the Seller nor bioMerieux has received any notice of default or knows of any default or event or circumstance which, with notice or passage of time or both, would give rise to a default, under the Leases. The Leases have not been amended or modified and the Purchaser has been given a true, complete and accurate copies of the Leases. The Seller has paid all applicable rent under the Leases through 1998. There are no and there will be no leasing or brokers' commission due and payable in connection with execution and delivery of and performance under the Subleases. The Seller's property taxes with respect to the property subject to the Leases are $12,297.37 for the year ending December 31, 1998, all of which have been paid.

         4.6. Tangible Personal Property.

         Schedule 4.6 lists all material items of Tangible Personal Property used to conduct the business or operations of the Western Blot Operations as now conducted. Except as described in Schedule 4.6 and except for Tangible Personal Property leased pursuant to any Assumed Contract, the Seller owns and has good and marketable title to each item of Tangible Personal Property, and none of the Tangible Personal Property is subject to any liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Upon consummation of the transactions contemplated by the Agreement, the Purchaser will own and have good and marketable title to, free and clear of any liens, security interests or pledges (except for Permitted Liens), each and every item of Tangible Personal Property. Except as is set forth on Schedule 4.6, each item of Tangible Personal Property listed on Schedule 4.6 is in good working condition (ordinary wear and tear excepted) and is available for immediate use in the business and operations of the Western Blot Operations.

         4.7. Contracts.

         Schedule 4.7 is a true and complete list as of the date of this Agreement of all the contracts being transferred by the Seller to the Purchaser relating primarily to or necessary for the conduct of the business or operations of the Western Blot Operations (the "Assumed Contracts"). The Seller has delivered or made available to the Purchaser true and complete copies of all material written Assumed Contracts. Except as disclosed on Schedule 4.7, to the knowledge of the Seller, all of the Assumed Contracts are in full force and effect and are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Except as disclosed on
Schedule 4.7, neither the Seller nor, to the knowledge of the Seller, any other party is in default in any material respect under any of the Assumed Contracts, nor does any condition exist that with the notice or lapse of time or both would constitute such a default. Except for the need to obtain the Consents listed on
Schedule 4.3 (however, this representation and warranty does not create any obligation on the part of the Seller to obtain any such Consent or make the obtaining of such Consent a condition to Closing with respect to any party hereto except as expressly set forth elsewhere in this Agreement), the Seller has full legal power and authority to assign its rights under the Assumed Contracts to the Purchaser, in accordance with this Agreement, and such assignments together will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. Except as disclosed on Schedule 4.7, as of the date of this Agreement, to the knowledge of the Seller, no party to any Assumed Contract has informed the Seller of its intention (a) to terminate such Assumed Contract or amend the terms thereof, (b) to refuse to renew the Assumed Contract upon expiration of its term, or (c) to renew the Assumed Contract upon expiration only on terms and conditions that are more onerous than those now existing.

         4.8. Financial Statements.

         The Seller has furnished the Purchaser with true and complete copies of an unaudited balance sheet and income statement of the Seller with respect to the Seller's operations, as at and for the years ended September 30, 1998 and 1997 (the "Seller Financial Statements"). The Seller Financial Statements have been prepared from the books and records of the Seller on a consistent basis in accordance with the accounting principles applied by the Seller in preparing its consolidated financial statements which, on a consolidated basis, have been prepared in accordance with generally accepted accounting principles, and present fairly, in all material respects, the financial condition of the Seller's operations as at their respective dates and the results of operations for the periods then ended.

         4.9. Personnel.

                  (a) Employees and Compensation. Schedule 4.9 contains a true and complete list as of the date of this Agreement of all employees of the Seller engaged in the business and operations of the Western Blot Operations (collectively, the "Employees") and a description of all compensation arrangements affecting them, including all written or oral employment agreements, all accrued vacation and other obligations that have accrued on or prior to the Closing Date. Except as set forth in Schedule 4.9 all employees of the Seller are employed "at will" and may be terminated without cause and with no more than two weeks notice at any time. There is no organized labor strike, dispute, slowdown or stoppage, collective bargaining or unfair labor practice claim, union representation question or arbitration or grievance proceeding, (collectively, "Labor Matters"), pending, or to the best knowledge, of the Seller threatened, against or affecting the Seller. Schedule 4.9 lists each Labor Matter that involves a claim or potential claim against, or that enjoins or compels or seeks to enjoin or to compel any activity by the Seller with respect to the Western Blot Operations. The Seller is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. There is no unfair labor practice complaint against the Seller pending or, to the knowledge of the Seller, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency. The Seller has not experienced any material work stoppage in the last 18 months. The Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as set forth in Schedule 4.9, upon termination of the employment of any of the employees of the Seller before or after the Closing Date, neither the Seller nor the Purchaser will be liable to such employee for severance pay. The Seller is not a party to or bound by any collective bargaining agreements.

                  (b) Neither the Seller nor any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code and/or
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has incurred or could reasonably be expected to incur any material liability under Title IV of ERISA (other than for the payment of Pension Benefits Guaranty Corporation premiums payable in the ordinary course and/or the minimum funding requirements of Section 412 of the Code).

         4.10. Claims and Legal Actions.

         Except as disclosed on Schedule 4.10, as of the date of this Agreement, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the Seller's knowledge threatened, against or relating to the Seller or any of its Affiliates with respect to the Acquired Assets or the business or operations of the Western Blot Operations, that could be expected to have a Material Adverse Effect or impair or hinder the ability of the Seller to perform its obligations under this Agreement.

         4.11. Compliance with Laws.

         The Seller has complied with the Licenses and all Federal, state, and local laws, rules, regulations, ordinances, judgments, orders, and decrees applicable or relating to the business and operation of the Western Blot Operations, except for any noncompliance that would not have a Material Adverse Effect or impair or hinder the ability of the Seller to perform its obligations under this Agreement.

         4.12. Environmental Matters.

                  (a) To the knowledge of the Seller, the Seller has complied and is in compliance with all Environmental Laws, except for such noncompliance as would not have a Material Adverse Effect.

                  (b) The Seller possesses all Licenses required under applicable Environmental Laws to conduct its current business, and each such License is in full force and effect. There has not been from and after the Reorganization Date, or, to the Seller's knowledge, prior to the Reorganization Date, any disposal, spill, discharge, or release of any petroleum products, hazardous materials, substances or wastes on, at, or under the Rockville Facility that could reasonably be expected to require investigation, removal, or remedial or corrective action. To the knowledge of the Seller, the Seller has not transported or arranged for the transportation of any petroleum products, hazardous materials, substances or wastes to any location that is listed or proposed for listing as a contaminated, or potentially contaminated, site under federal or state Environmental Laws. To the knowledge of the Seller, there has not been any underground or above ground storage tanks containing petroleum products, hazardous materials, substances, or waste at the Rockville Facility.

                  (c) To the knowledge of the Seller, the Seller, with respect to the Western Blot Operations or the Acquired Assets, has not received any written notice regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, the subject of which would have a Material Adverse Effect.

         4.13. Transactions with Affiliates.

         Except as set forth on Schedule 4.13, there are no agreements relating to the business or operations of the Western Blot Operations between the Seller and any of its Affiliates, the Seller has not been involved in any material business arrangement or relationship relating to the Western Blot Operations or the Acquired Assets with any of its Affiliates, and no Affiliate of the Seller owns any property or right, tangible or intangible, that is used in the business or operations of the Western Blot Operations.

         4.14. Proprietary Information.

         Employees of the Seller have taken all actions necessary to irrevocably assign or otherwise transfer to Seller all of their respective right, title and interest in and to any and all Proprietary Information.

         4.15. Conduct of Business.

         Since the date of the Seller Financial Statements, the Seller has not:

                  (a) Suffered any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Western Blot Operations that has had or would have a Material Adverse Effect;

                  (b) Except in this Agreement, made or agreed to make any sale, assignment, lease, or other transfer or disposition of any of the Western Blot Operations's assets of the types described as Acquired Assets other than in the normal and usual course of business with suitable replacements being obtained therefor;

                  (c) Except as set forth on Schedule 4.15, entered into any settlement regarding the breach or infringement of, any material license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Western Blot Operations.

         4.16. Investment Representations. The Seller understands that the Common Stock and Warrants and the Common Stock issuable upon exercise of the Warrants (collectively, the "Securities") have not been registered under the Securities Act. The Seller also understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933, as amended (the "Securities Act"), based in part upon the Seller's representations contained in this Agreement. The Seller hereby represents and warrants as follows:

                  (i) Acquisition for Own Account. The Seller is acquiring the Securities for the Seller's own account for investment, and not with a view towards their distribution.

                  (ii) The Seller Can Protect Its Interest. The Seller represents that by reason of its, or of its management's, business or financial experience, the Seller has the capacity to protect its own interests in connection with the acquisition of the Securities.

                  (iii) Accredited Investor. The Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (iv) Information. The Seller has received and read the SEC Documents and has had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations and facilities. The Seller has also had the opportunity to ask questions of and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

                  (v) Restrictions on Resale. The Seller acknowledges and agrees that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

         4.17. DISCLAIMERS OF OTHER REPRESENTATIONS AND WARRANTIES.

         THE SELLER SHALL NOT BE DEEMED TO HAVE MADE TO THE PURCHASER ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SELLER IN SECTION 4 HEREOF OR SECTION 3.3 HEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANY OTHERWISE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN SECTION 4 HEREOF, THE SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE PURCHASER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS WITH RESPECT TO THE ACQUIRED ASSETS. EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN SECTION 4 HEREOF OR SECTION 3.3, THE SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE SELLER OR THE ACQUIRED ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4 AND SECTION 3.3, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING,

WITHOUT LIMITATION, THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 4 AND SECTION 3.3, THE PURCHASER IS PURCHASING THE ACQUIRED ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller that:

         5.1. Organization, Standing, and Authority.

         The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the Subleases and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Purchaser hereunder and thereunder.

         5.2. Authorization and Binding Obligation.

         The execution, delivery, and performance of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary actions on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         5.3. Capital Structure.

         The authorized capital stock of the Purchaser consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. At the close of business on the business day next preceding the date of this Agreement, 13,460,198 shares of Common Stock were outstanding and no shares of Common Stock were held by the Purchaser in its treasury, and there were not any shares of Preferred Stock or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Purchaser's stockholders may vote ("Voting Debt") issued or outstanding. All outstanding shares of such capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except set forth on Schedule 5.3, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Purchaser or any subsidiary of the Purchaser is a party or by which it is bound obligating the Purchaser or any subsidiary of the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Purchaser or of any Subsidiary of the Purchaser or obligating the Purchaser or any Subsidiary of the Purchaser to grant, extend or enter into any such option, warrant, call, rights, commitment or agreement.

         5.4. Absence of Conflicting Agreements.

         Subject to obtaining the Consents listed on Schedule 5.4, the execution, delivery, and performance by the Purchaser of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party (including any governmental or regulatory authority); (b) will not conflict with the Certificate of Incorporation or By-Laws of the Purchaser; (c) will not violate, conflict with, or result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to the Purchaser; and (d) will not violate, conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which the Purchaser is a party or by which the Purchaser may be bound legally.

         5.5. SEC Documents.

         As of their respective dates, each report, schedule, registration statement and definitive proxy statement filed by the Purchaser with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (the "SEC Documents"), complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC under the Securities Act and the Exchange Act applicable to such SEC Documents and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except to the extent information contained in any SEC Document has been revised or superseded by a later-filed SEC Document or by a written disclosure delivered by the Purchaser prior to the date of this Agreement, none of the SEC Documents currently contains any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of the Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended.

         5.6. Claims and Legal Actions.

         Except as disclosed in the SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the Purchaser's knowledge threatened, against or relating to the Purchaser or any of its Affiliates.

         5.7. Transactions with Affiliates.

         Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there are no agreements relating to the business or operations of the Purchaser and any of its Affiliates, and no Affiliate of the Purchaser owns any property or right, tangible or intangible, that is used in the business or operations of the Western Blot Operations.

         5.8. Conduct of Business.

         Except as disclosed in the SEC Documents filed prior to the date of this Agreement, the Purchaser has not suffered any damage, destruction, or loss that has had or would have a Material Adverse Effect.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS.

         6.1. Confidentiality.

                  (a) Except as and to the extent required by law or as provided in Section 6.1(b), each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the disclosing party or destroy all information obtained by such party from any other party in connection with the transactions contemplated by this Agreement, except counsel to each party may retain one archival copy for litigation purposes.

                  (b) Except as and to the extent required by law or the regulatory body that regulates the party's trading market, and except as provided in Section 6.1(c), no party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably.

                  (c) Nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities, including in connection with any securities filings with any governmental authorities or exchanges that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including with the FDA and equivalent foreign regulatory authorities in connection with the Transferred Regulatory Approvals and as otherwise may be so advisable.

         6.2. Registration Rights.

                  (a) Requested Registration. At any time on or after the Closing, upon the written request of the Seller requesting that the Purchaser effect the registration under the Securities Act of 1933, as amended (the "Act"), of all or part of the common stock issuable under this Agreement including upon exercise of Warrants, the Purchaser shall, as expeditiously as possible, use its best efforts to effect the registration or qualification of all such Common Stock (or so many thereof as the Seller shall have specified in such request) with, and give notice to or obtain approval by, any governmental authority under any Federal or state law which may be required to permit the sale through a dealer (or otherwise sell in connection with a transaction requiring blue sky registration in a limited number of jurisdictions in addition to registration under the Federal securities laws of such Common Stock held by the Seller; provided, however, that the Purchaser shall, be obligated to maintain the effectiveness of such registration statement only until the earlier of (i) the seventh anniversary of the Closing Date or (ii) the public distribution of all shares covered by such registration statement.

                  (b) Incidental Registration. The Purchaser will promptly give notice to the Seller of a decision by the Board of Directors of the Purchaser to file a registration statement under the Act in respect of a public offering on behalf of the Purchaser or on behalf of other holders of Common Stock. Such notice shall describe the nature, terms and conditions of the proposed public offering and, if known, state the name of the managing underwriter(s) that has been engaged with respect to such public offering. The Seller shall have 15 days from the date of such notice to request to include some of or all the Securities in such public offering, to be purchased by the underwriters (or otherwise) from the Seller for the same price paid by the underwriters (or otherwise) for the securities sold by the Purchaser and/or such other selling securityholders in the public offering. In the event that the underwriters engaged by the Purchaser to effect a public offering of the Purchaser's common stock determine that marketing factors require a limitation to the number of shares of Common Stock to be underwritten, the underwriters may limit the number of shares held by the Seller to be included in such public offering provided that any such limitation is applied to any other holders of shares that have requested inclusion in such offering on a pro rata basis in relation to the respective proportionate holdings of all such holders (except that any such holder acquiring such registration rights after the Closing Date in connection with an equity investment in the Purchaser constituting at the time of such investment not less than 5% of the outstanding equity of the Purchaser on a fully diluted basis may be included one time in a public offering without being subject to such limitation on a pro rata basis if the following conditions are met: (i) the Seller's participation shall not have previously been reduced in connection with any such underwritten public offering, (ii) the percentage of any such reduction applicable to the Seller shall not exceed two times the percentage of shares held by such investor (excluding unexercised rights to acquire shares) that are not included by the investor in such public offering (i.e., if such investor is selling 50% of its holdings, the Seller could have its requested inclusion reduced by 100% to zero, and if the investor were selling 75% of its holdings (retaining 25%), the Seller could have its requested inclusion reduced by 50% (twice 25%)), and (iii) the limitation applicable to the Seller shall not be greater than the limitation applicable to any holder requesting inclusion other than such investor). The Seller agrees to enter into reasonable market standoff agreements as deemed appropriate and necessary in connection with such public offering.

                  (c) Current Information. If, at any time when a registration statement is in effect allowing sales pursuant to the rights granted in paragraphs (a) or (b), the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, the Purchaser shall notify the Seller of the happening of such event and shall, at the request of the Seller, prepare such supplements or amendments to such prospectus as may be necessary to allow its use in the sale of the Securities proposed to be sold. The Seller agrees not to sell any Securities under such registration statement until the Purchaser has updated the registration statement which the Purchaser shall do within ten days of request by the Seller.

                  (d) Indemnities. In connection with any registration statement filed pursuant to this Section, the Seller shall provide upon request written information relating to the Seller as a selling security-holder through an instrument duly executed by the Seller specifically for use in registration statement to the extent such information may be necessary for the preparation of the registration statement, and shall indemnify the Purchaser (up to the maximum net proceeds actually received from the sale of the Securities) with respect to any Losses attributable to any untrue statement in the registration statement, or omission in the registration statement of a material fact required to be stated therein or necessary to make the statements therein not misleading, or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (any such omission, an "Omission"), made in any such case in reliance upon and in conformity with such written information. Except as provided in the foregoing sentence, in connection with any such registration statement, the Purchaser and any underwriter acting on its behalf shall indemnify and hold harmless the Seller with respect to any Losses attributable to any untrue statement or alleged untrue statement in the registration statement or any prospectus, or Omission or alleged Omission in the registration statement or any prospectus.

                  (e) Expenses. The Purchaser shall pay all expenses incurred by it in complying with the provisions of this Section, including, without limitation, all registration and filing fees, fees and expenses of complying with the securities laws of all jurisdictions in which the Securities are proposed to be offered and sold, printing expenses and fees and disbursements of counsel representing the Purchaser.

                  (f) Legend on Shares. All Securities issued pursuant to this Agreement shall have the following legend until they are transferred pursuant to an effective Registration Statement in accordance with this Section 6.2:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CALYPTE BIOMEDICAL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

                  (g) Stop Transfer Order. An appropriate stop-transfer order will be noted on the records of Purchaser's transfer agent with respect to the Securities issued pursuant to this Agreement.

                  (h) Benefit of this Section. The registration rights provided to the Seller in respect of the Securities shall be available to any transferee of all of the Common Stock and Warrants held by the Seller.

         6.3. Cooperation.

         The Seller and the Purchaser shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the Seller and the Purchaser shall each use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including making such filings with governmental and regulatory authorities, providing information, using commercially reasonable efforts to obtain all necessary or appropriate waivers, consents, and approvals, including the Transferred Regulatory Approvals, and executing such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, the Purchaser shall have no obligation to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto, and the Seller shall not have any obligation to expend funds to obtain any of the Consents or any estoppel certificates.

         6.4. Access to Books and Records.

                  (a) To the extent requested for any reasonable business purposes hereunder, and subject to the following two sentences of this Section 6.4(a), (a) the Seller shall provide the Purchaser access and the right to copy for a period of five years from the Closing Date any books and records of the Seller (or true and complete copies thereof) relating to the Western Blot Operations or the Acquired Assets but not included in the Acquired Assets, and
(b) the Purchaser shall provide the Seller the right to request true and complete copies, for a period of five years after the Closing Date, of any books and records relating to the Western Blot Operations or the Acquired Assets with respect to periods prior to the Closing that are included in the Acquired Assets. Any party that is required to grant any other party access and the right to copy any books and records (or true and complete copies thereof) pursuant to this Section 6.4(a) may, before doing so, redact or remove therefrom any information contained therein that does not relate to the Western Blot Operations or the Acquired Assets. Except as and to the extent required by law or as provided in Section 6.1(b), each party will keep confidential any information to which it is given access pursuant to this Section 6.4(a).

                  (b) In addition to the access provided for in the foregoing paragraph, the Purchaser shall provide to the Seller the right to copy during such period the information contained in the AS/400 computer system maintained for the benefit of the Seller in Worcester, Massachusetts, which the Purchaser shall continue to operate or cause to be operated and maintained for such period pursuant to the service contract currently in effect with respect thereto.

         6.5. Bulk Sales Law.

         The Purchaser hereby waives compliance by the Seller with the provisions of any applicable bulk sales laws. The Purchaser shall not be responsible for any liabilities of the Seller or the Western Blot Operations other than the Assumed Liabilities.

         6.6. Restrictions on Competitive Activities.

         As an inducement to the Purchaser to enter into this Agreement, the Seller agrees that for a period of three years from the Closing Date, the Seller shall not compete with the Purchaser through sale in the United States of any confirmatory immuno-blot transfer technologies (including Western Blot, REBA and other immuno-blot rapid formats), except in the event that Seller makes an asset or stock acquisition of a company (or division of a company) not primarily engaged in the business of manufacturing tests utilizing immuno-blot transfer technology. Notwithstanding the foregoing, the Seller agrees that it will not market any product under the name "Cambridge Biotech Western Blot" in connection with any such acquisition during such period.

         6.7. No Inconsistent Action.

         No party to this Agreement shall take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

         6.8. Supply of Products by the Seller for the Purchaser.

                  (a) From and after the Closing Date hereunder until the earlier of such time as (a) the date six months from the Closing Date or (b) substantially all the consents necessary to transfer the Transferred Regulatory Approvals have been obtained or (c) the Purchaser is able to conduct the manufacture of the Western Blot Products in its own right, the Seller shall supply the Purchaser with reasonable quantities of the Western Blot Products for sale by the Purchaser, pursuant to a license granted hereby specifically to allow those activities of the Seller described in this Section 6.8. The Purchaser shall submit to the Seller orders, including delivery dates, with respect to such requirements, and the Purchaser shall pay to the Seller upon tender of the Western Blot Products in the name of the Seller an amount equal to the Seller's cost thereof. For purposes hereof, the Seller's Cost shall equal the purchase price paid by the Seller to the Purchaser pursuant to paragraph (b) below.

                  (b) The Seller hereby engages the Purchaser to manufacture on its behalf all requirements of the Western Blot Products necessary to satisfy its obligations pursuant to paragraph (a). Such Products shall be supplied at their cost.

                  (c) The Purchaser shall indemnify the Seller in full with respect to its activities under this Section as provided in Section 3.5.

                  (d) In the event of any failure to obtain the Transferred Regulatory Approvals, the Purchaser's sole remedy shall be as provided in
Section 10.6(b).

         6.9. Manufacturing by Purchaser for the Seller.

         The Purchaser agrees that, for so long as it operates the Rockville Facility, the Purchaser shall, in the event the Seller or any of its affiliates requests to have the Purchaser manufacture a product for sale to the Seller or such affiliate, which product has been or reasonably can be manufactured in the Rockville Facility as operated at the time of such request, negotiate in good faith to accommodate the Seller's request on reasonable terms and conditions, not less favorable in any event than terms and conditions applicable at the time to the manufacture for the most favored customers of the Purchaser purchasing similar products in similar amounts to the extent that such terms and conditions result in a reasonable profit to the Purchaser.

         6.10. Certain Transitional Arrangements.

                  (a) Except as provided in Section 3.2, the Purchaser shall receive no rights to use the name "Cambridge" or any related abbreviations such as "CBC", or the name of any affiliate of Cambridge. The Purchaser shall take all steps necessary to discontinue any such usage promptly, including immediately discontinuing the use of Cambridge letterhead and the use of the Cambridge name by telephone operators and receptionists, and removing promptly but within a period not longer than three months all signage relating to such name.

                  (b) In the event that the Purchaser cannot after good faith efforts satisfy FDA regulatory requirements in respect of the maintenance of the HIV-1 cell line described in Schedule 4.15(a), then the Seller shall request from available sources on the Purchaser's behalf (or concur in any such request of the Purchaser) that the Purchaser receive (at Seller's expense) an additional supply of such cell line as may be necessary to meet such requirements.

SECTION 7. CONDITIONS TO OBLIGATIONS OF PARTIES AT CLOSING.

         7.1. Conditions to Obligations of the Purchaser.

         All obligations of the Purchaser at the Closing are subject at the Purchaser's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Injunction, etc. There shall be no effective injunction, writ, or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced and be continuing by any federal or state governmental or regulatory agency for the purpose of obtaining any such injunction, writ, or preliminary restraining order, and no written notice directed to either the Seller or the Purchaser shall have been received from any such federal or state agency indicating an intent to restrain, prevent, materially delay, or restructure the transactions contemplated by this Agreement; provided, however, that the Purchaser shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order that may be entered.

                  (b) Related Agreements. The Seller shall have entered into the Related Agreements.

                  (c) Consents. All Consents, approvals and filings described on
Schedule 7.1(c) shall have been obtained or made.

                  (d) Performance. The Seller shall have performed in all material respects all obligations that this Agreement requires it to perform on or before the Closing Date.

                  (e) Representations and Warranties. Each representation and warranty made by the Seller in Section 4 and Section 3.3 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

                  (f) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect except for the Transferred Regulatory Approvals, as to which the Seller shall have submitted all documentation necessary on its part to be submitted requesting transfer thereof.

                  (g) Material Adverse Change. Since the date of this Agreement, there shall have occurred no event or other occurrence which shall have caused or may give rise to a Material Adverse Effect with respect to the Seller.

                  (h) Estoppel Certificates. The Seller shall have obtained estoppel certificates in favor of the Purchaser from the lessor or sublessor, as the case may be, under the Leases.

                  (i) Deliveries. The Seller shall have made all the deliveries to the Purchaser set forth in Section 8.2.

         7.2. Conditions to Obligations of the Seller.

         All obligations of the Seller at the Closing are subject at the Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Injunction, etc. There shall be no effective injunction, writ, or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced and be continuing by any federal or state governmental or regulatory agency for the purpose of obtaining any such injunction, writ, or preliminary restraining order, and no written notice directed to either the Seller or the Purchaser shall have been received from any such federal or state agency indicating an intent to restrain, prevent, materially delay, or restructure the transactions contemplated by this Agreement; provided, however, that the Seller shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order that may be entered.

                  (b) Related Agreements. The Purchaser shall have entered into the Related Agreements.

                  (c) Consents. All Consents, approvals and filings described on
Schedule 7.2(c) shall have been obtained or made.

                  (d) Performance. The Purchaser shall have performed in all material respects all obligations that this Agreement requires it to perform on or before the Closing Date.

                  (e) Representations and Warranties. Each representation and warranty made by the Purchaser in Section 5 hereof shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

                  (f) Ortho Agreement. Ortho Diagnostic Systems, Inc. shall have released the Seller from its obligations under the Distributorship Agreement dated as of June 19, 1997, by and between Cambridge Biotech Corporation and Ortho Diagnostic Systems, Inc., by way of termination, novation or other agreement effectively discharging the Seller.

                  (g) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, except for the Transferred Regulatory Approvals, as to which the Purchaser shall have submitted all documentation necessary on its part to be submitted requesting transfer thereof.

                  (h) Material Adverse Change. Since the date of this Agreement, there shall have occurred no event or other occurrence which shall have caused or which may give rise to a Material Adverse Effect with respect to the Purchaser.

                  (i) Deliveries. The Purchaser shall have made all the deliveries set forth in Section 8.3.

SECTION 8. CLOSING AND CLOSING DELIVERIES.

         8.1. Closing Date and Place.

         The Closing shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019-5389, at 10:00 a.m. on December 11, 1998, or as soon thereafter as practicable following the satisfaction or waiver, if permissible, of the conditions to the Closing set forth herein, or at such other place or time as the Purchaser and the Seller may mutually agree. The effective time of the conveyance of the Acquired Assets and the assumption of the Assumed Liabilities, and the transfer of the Consideration shall be deemed to have been the Effective Time.

         8.2. Deliveries by the Seller.

         Prior to or on the Closing Date, the Seller shall deliver to the Purchaser the following, in form and substance reasonably satisfactory to the Purchaser and its counsel:

                  (a) Transfer Documents. Duly executed instruments of conveyance and transfer, including bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Acquired Assets in the name of the Purchaser, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions (other than any liens, security interests, mortgages, pledges, encumbrances, or restrictions resulting from the failure to obtain any Consent), except for Permitted Liens.

                  (b) Consents. Copies of all instruments evidencing receipt of any Consents and estoppel certificates that have been obtained prior to the Closing (but this delivery requirement does not create any obligation on the part of the Seller to obtain any Consent or estoppel certificate or make the obtaining of any Consent or estoppel certificate a condition to any party's obligations at Closing, other than as expressly provided elsewhere in this Agreement).

                  (c) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records included in the Acquired Assets.

                  (d) Opinion of Counsel. An opinion of counsel for the Seller, in form and substance reasonably satisfactory to the Purchaser.

                  (e) Other Documents. Such additional customary closing documents as the Purchaser shall reasonably request, including certificates executed by appropriate officers of the Seller certifying as to the accuracy of the representations and warranties of Seller as of the Closing Date and fulfillment of all of the Seller's obligations under this Agreement as of the Closing Date.

         8.3. Deliveries by the Purchaser.

         Prior to or on the Closing Date, the Purchaser shall deliver to the Seller the following, in form and substance reasonably satisfactory to the Seller and its counsel:

                  (a) Consideration. The Consideration as provided in Section 2.2, including certificates representing the Common Stock and the Warrants included in the Consideration, or other evidence of transfer sufficient to vest the ownership of such Common Stock and Warrants in the Seller, free and clear of all liens, security interests, mortgages, pledges, encumbrances or restrictions, except for securities laws restrictions referred to in Section 4.16.

                  (b) Consents. Copies of all instruments evidencing receipt of any Consents that have been obtained prior to the Closing (but this delivery requirement does not create any obligation on the part of the Purchaser to obtain any Consent or make the obtaining of any Consent a condition to any party's obligations at Closing, other than as expressly provided elsewhere in this Agreement).

                  (c) Opinion of Counsel. An opinion of counsel for the Purchaser, in form and substance reasonably satisfactory to the Seller.

                  (d) Other Documents. Such additional customary closing documents, information, and materials as the Seller shall reasonably request, including certificates executed by appropriate officers of the Purchaser certifying as to the accuracy of the representations and warranties of the Purchaser as of the Closing Date and fulfillment of all of the Purchaser's obligations under this Agreement as of the Closing Date.

SECTION 9. TERMINATION.

         9.1. Termination by the Seller.

         This Agreement may be terminated by the Seller prior to the Closing if the Seller is not then in material default, upon written notice to the Purchaser, upon the occurrence of any of the following:

                  (a) Conditions. If on or after December 31, 1998, any of the conditions precedent to the obligations of the Seller set forth in this Agreement has not been satisfied or waived in writing by the Seller.

                  (b) Judgments. If there shall be in effect on the date on which the Closing is scheduled to take place pursuant to Section 8.1 any judgment, decree, or order that would prevent or make unlawful the Closing, and such judgment, decree or order shall not have been vacated or removed on or before December 31, 1998.

                  (c) Upset Date. If the Closing shall not have occurred on or before March 31, 1999.

         9.2. Termination by the Purchaser.

         This Agreement may be terminated by the Purchaser if the Purchaser is not then in material default, upon written notice to the Seller, upon the occurrence of any of the following:

                  (a) Conditions. If on or after December 31, 1998, any of the conditions precedent to the obligations of the Purchaser set forth in this Agreement has not been satisfied or waived in writing by the Purchaser.

                  (b) Judgments. If there shall be in effect on the date on which the Closing is scheduled to take place pursuant to Section 8.1 any judgment, decree, or order that would prevent or make unlawful the Closing, and such judgment, decree or order shall not have been vacated or removed on or before December 31, 1998.

                  (c) Upset Date. If the Closing shall not have occurred on or before March 31, 1999.

         9.3. Rights on Termination.

         Upon the termination of this Agreement, each party shall have all rights and remedies available to it at law or equity, subject to the limitations set forth in Section 10.5 hereof.

         9.4. Specific Performance.

         The parties recognize that if any party breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the other parties for their injury. Each party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance (without necessity of posting bond) of the terms of this Agreement. If any action is brought by any party to enforce this Agreement, the other parties shall waive the defense that there is an adequate remedy at law.

         9.5. Attorneys' Fees.

         In the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.

         10.1. Representations and Warranties.

         Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing Date for a period of eighteen months.

         10.2. Indemnification by the Seller.

         After the Closing, the Seller hereby agrees to indemnify and hold harmless the Purchaser from and against, and to reimburse the Purchaser for, any and all losses, liabilities, and damages (including punitive and exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, or other obligations of any nature (collectively, "Losses") that result from:

                  (a) Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any certificate, document, or instrument delivered to the Purchaser under this Agreement;

                  (b) Any failure to comply with applicable bulk sales laws;

                  (c) The operation or ownership of the Western Blot Operations and the Acquired Assets prior to the Closing including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring prior the Closing Date, except to the extent any of the foregoing constitute Assumed Liabilities; and

                  (d) Any claim relating to or arising in connection with any employee benefit plan established or maintained by the Seller, or otherwise or relating to employment by the Seller prior to the Closing.

         10.3. Indemnification by the Purchaser.

         After the Closing, the Purchaser hereby agrees to indemnify and hold harmless the Seller from and against, and to reimburse the Seller for, any and all Losses that result from:

                  (a) Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or in any certificate, document, or instrument delivered to the Seller under this Agreement; and

                  (b) The operation or ownership of the Western Blot Operations and the Acquired Assets from and after the Closing including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring from and after the Closing Date, except to the extent such Losses result from or arise from breach of a representation or warranty made by the Seller or a breach of a covenant of the Seller contained in this Agreement.

         10.4. Procedure for Indemnification.

         The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten Business Days after written notice of such action, suit, or proceeding was given to Claimant. The Claimant's failure to give such notice timely shall not relieve the Indemnifying Party from any liability that it otherwise may have to the Claimant except to the extent the Indemnifying Party is actually prejudiced by such failure.

                  (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim (subject to Section 10.4(c)), and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense (except that the Claimant shall have the right to participate in the defense of such claim at the Indemnifying Party's expense if (i) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, which shall be deemed to include any case where there may be a legal defense or claim available to the Claimant that is inconsistent with those available to the Indemnifying Party, or (ii) the Indemnifying Party fails vigorously to defend or prosecute such claim within a reasonable time). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such claim.

                  (d) The Indemnifying Party may not control the defense of any claim, without the written consent of the Claimant, if (i) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, or
(ii) the claim involves any material risk of the sale, forfeiture, or loss of, or the creation of any lien (other than a judgment lien) on, any material property of the Claimant or could entail a risk of criminal liability to the Claimant.

         10.5. Certain Limitations.

         Notwithstanding anything in this Agreement to the contrary,

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

                  (a) no party shall indemnify or otherwise be liable to any other party with respect to any claim for any breach of a representation, unless notice of the claim is given within eighteen months after the Closing Date;

                  (b) the Seller shall not be required to indemnify or otherwise be liable to the Purchaser for any breach of a representation or warranty, unless the Losses of the Purchaser from all such breaches exceed in the aggregate Twenty-Five Thousand Dollars ($25,000), in which event the Seller shall be required to indemnify the Purchaser for all such Losses (subject to the other limitations in this Agreement);

                  (c) the Purchaser shall not be required to indemnify or otherwise be liable to the Seller for any breach of a representation or warranty unless the Losses of the Seller from all such breaches exceed in the aggregate Twenty-Five Thousand Dollars ($25,000), in which event the Purchaser shall be required to indemnify the Seller for all such Losses (subject to the other limitations in this Agreement);

                  (d) the Seller shall not be required to indemnify for any breach of a representation or warranty, to the extent that the Losses of the Purchaser from all such breaches exceed in the aggregate the Cash Consideration paid (but not refunded) pursuant to Section 2.2 plus the aggregate royalties paid to the date of final determination of liability (and it is understood that such limitation does not apply to the indemnity set forth in Section 10.2(c));

                  (e) the Purchaser shall not be required to indemnify for any breach of a representation or warranty to the extent that the Losses of the Seller from all such breaches exceed in the aggregate the Cash Consideration provided for in Section 2.2 (and it is understood that such limitation does not apply to the indemnity set forth in Section 3.5 and Section 10.3(b));

                  (f) the amount of Losses for which a Claimant may be entitled to indemnification under this Agreement (but not the amount of Losses suffered by a Claimant for purposes of the foregoing provisions of this Section 10.5) shall be determined on an after-tax basis, after giving effect to any tax benefit arising from the incurring of any Loss and any tax detriment arising from the indemnification thereof;

                  (g) indemnification of Losses under this Agreement shall be net of any insurance proceeds actually paid to the Claimant with respect to the event giving rise to such Loss, but no Claimant shall have any obligation under this Agreement to make any claim under any insurance policy that may be applicable to such event.

         10.6. Remedies.

                  (a) The remedy of indemnification under this Section 10 shall be the exclusive remedy with respect to any misrepresentation contained in Sections 3.3(a) or 4.

                  (b) In the event that the Transferred Regulatory Approvals are not obtained from the FDA within six months of the Closing Date, the Seller's sole liability in respect thereof, as liquidated damages, shall be the payment to the Purchaser of an amount equal to the Cash Consideration. A default in payment of such liquidated damages shall be subject to the provisions of Section
9.5 regarding payment of legal fees and expenses.

SECTION 11. TAXES AND EMPLOYMENT MATTERS

         11.1. Transfer Taxes.

         The Purchaser shall pay all Transfer Taxes (including Transfer Taxes attributable to the Purchaser's payment pursuant to this sentence) arising out of the transfer of the Acquired Assets to the Purchaser and any Transfer Taxes to effect any recording or filing with respect thereto; provided, however, that the Seller agrees to pay one-half of any state or local sales or use tax under applicable law as a result of the transfer of the Acquired Assets, whether or not Seller or Purchaser is required to collect or remit such sales or use tax. At the Closing, the Purchaser shall deliver to the Seller, and the Seller is hereby authorized to collect from the Purchaser, the portion of such Transfer Taxes payable by the Purchaser that constitute state and local sales or use taxes which the Seller is liable to remit under applicable law as a result of the transfer of the Acquired Assets. The Purchaser and the Seller hereby agree that the amount of such sales and use taxes shall be calculated assuming that no exemption from such taxes applies unless, at the Closing, the Purchaser provides the Seller an appropriate resale exemption certificate or other evidence reasonably acceptable to the Seller of exemption from such taxes. The Seller shall cooperate with the Purchaser to timely prepare and file any returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Except as provided above with respect to Transfer Taxes to be collected at the Closing, the Purchaser shall pay such Transfer Taxes and file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the Seller. The Purchaser hereby agrees to indemnify and hold harmless the Seller with respect to any additional Transfer Tax imposed in connection with any indemnity payment pursuant to this Section. For purposes of this Section, "Transfer Tax" or "Transfer Taxes" means any Federal, state, county, local, foreign and other sales, use, transfer, conveyance, gross receipts, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

         11.2. Proration of Property Taxes; Lease Payments.

         The Purchaser shall bear and pay to the Seller at the Closing a proportionate share of payments made by the Seller prior to the Closing in respect of real property taxes, use charges, utilities, sewer assessments and other assessments for the year 1998 relating to the Rockville Facility, and any rental and other payments made under the Leases prior to the Closing Date in respect of periods commencing prior to and ending after the Closing Date, which payments shall in each case be prorated on a daily basis as of the Closing Date. The Purchaser shall also reimburse the Seller at the Closing the sum of any and all prepayments applicable to the period after the Closing Date, security deposits and other deposits made by the Seller on or prior to the Closing Date pursuant to the Leases.

         11.3. Employees.

                  (a) The employment by the Seller of all employees of the Seller set forth on Schedule 11.3(a) who are employed at the Rockville Facility on the Closing Date will be terminated by the Seller effective immediately prior to the Effective Time. As of the Closing Date, such terminated former employees will cease to be active under the employee benefit plans of the Seller, which plans, except as provided in paragraph (b) below, will be responsible only for benefits, if any, payable in accordance with the terms of such plans with respect to events occurring or services provided before the Closing Date. The Purchaser shall offer employment to the Continuing Employees listed on Schedule 11.3(b). The Seller shall have no responsibility for any employee benefits for Continuing Employees or other former employees of the Seller employed by the Purchaser with respect to events occurring or services provided on or after the Closing Date, and the Purchaser shall assume, and indemnify and hold harmless the Seller and its affiliates from and against, any and all Losses with respect to such events or services, except as provided on Schedule 4.9. The Purchaser shall have no responsibility for any liabilities for former employees of the Seller employed at the Rockville Facility by the Purchaser with respect to events occurring or services provided on or before the Closing Date, and the Seller shall assume, and indemnify and hold harmless the Purchaser against, any and all Losses with respect to all such matters. The Purchaser has no present intention of taking any action for which the Seller would be required to give notice to employees under the Worker Adjustment and Retraining Act of 1988.

                  (b) On or prior to Closing, the Seller shall, in such manner as shall be reasonably directed by the Purchaser, (i) cause the trustee of the Cambridge 401(k) Plan to transfer cash equal in value to the Cambridge 401(k) Plan account balances of the Continuing Employees to the trustee under the trust agreement forming a part of the 401(k) plan maintained for the employees of the Purchaser or (ii) arrange for the assumption of the sponsorship of the Cambridge 401(k) Plan by the Purchaser, with appropriate instruments of assignment, assumption and novation as may be agreed to by the Seller, the Purchaser and the aforementioned trustee. The Seller shall distribute cash equal in value to the Cambridge 401(k) account balances of all employees of the Seller who are not Continuing Employees directly to such employees or otherwise at their direction. The Seller and the Purchaser shall cooperate to make any and all filings and submissions to appropriate governmental authorities as may be required in respect of the transfers contemplated in this paragraph.

         11.4. Survival of Obligations.

         The obligations of the parties set forth in this Section 11 shall survive the Closing, shall be unconditional and absolute and shall remain in effect without limitation as to time.

         11.5. Conflict.

         In the event of a conflict between the provisions of this Section 11 and any other provisions of this Agreement or the Related Agreements, the provisions of this Section 11 shall govern.

SECTION 12. MISCELLANEOUS

         12.1. Fees and Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

         12.2. Notices.

         All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by facsimile transmission, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or by facsimile confirmation, and (d) addressed as follows:

If to the Seller to:                   Cambridge Biotech Corporation
                                       595 Anglum Drive
                                       St. Louis, Missouri  63042-2395
                                       Attention: President
                                       Telecopier: (314) 731-8700

With a copy to:                        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                       125 West 55th Street
                                       New York, New York  10019-5389
                                       Attention: William J.T. Brown, Esq.
                                       Telecopier: 212-424-8500

If to the Purchaser to:                Calypte Biomedical Corporation
                                       1140 Fourth Street
                                       Berkeley, California  94710
                                       Attention: President
                                       Telecopier: (510) 526-5381

With a copy to:                        Heller Ehrman White & McAuliffe
                                       525 University Avenue
                                       Palo Alto, California  94301
                                       Attention: Richard Friedman, Esq.
                                       Telecopier: (650) 324-0638


or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.2.

         12.3. Benefit and Binding Effect.

         No party may assign this Agreement without the prior written consent of each other party hereto, except that, any party may assign any or all of its rights under this Agreement to any Affiliate (which assignment shall not relieve the assigning party of any obligations or liabilities under this Agreement). This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         12.4. Further Assurances.

         The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

         12.5. GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF.

         12.6. Headings.

         The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         12.7. Entire Agreement.

         This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the Seller and the Purchaser with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations among the parties except for the Master Agreement and the other agreements contemplated therein and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by each party against which enforcement of any such amendment, supplement, or modification is sought. This document shall not constitute or otherwise evidence an agreement among the parties hereto relating to the subject matter hereof unless and until it has been executed and delivered by the parties hereto.

         12.8. Waiver of Compliance; Consents.

         Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.8.

         12.9. Counterparts.

         This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

                                           CAMBRIDGE BIOTECH CORPORATION

                                           By:   /s/ PHILIPPE SANS
                                                 -------------------------------
                                           Name:  Philippe Sans

                                           Title:  President

                                           CALYPTE BIOMEDICAL CORPORATION

                                           By:   /s/ JOHN DIPIETRO
                                                 -------------------------------
                                           Name:  John DiPietro

                                           Title: Vice President Finance and
                                                  Chief Operating Officer


                  bioMerieux, Inc., a corporation organized under the laws of Missouri ("bioMerieux"), hereby unconditionally guarantees to the Purchaser, effective at the Closing, the prompt and full discharge by the Seller of all the Seller's obligations pursuant to this Agreement and the Subleases and hereby agrees that, if the Seller should fail to perform and discharge promptly all such obligations and liabilities, bioMerieux shall forthwith, upon demand, perform or discharge the same. The unconditional obligation of bioMerieux hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor (other than performance). This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.

                                           BIOMERIEUX, INC.

                                           By:   /s/ PHILIPPE SANS
                                                 -------------------------------
                                           Name:  Philippe Sans

                                           Title:  President